EXHIBIT 99.1

Media Contact:	Investor Contact:
Eileen Howard Dunn	Nancy Christal
CVS Caremark	CVS Caremark
Senior Vice President	Senior Vice President
Corporate Communications	Investor Relations
(401) 770-4561	(914) 722-4704

FOR IMMEDIATE RELEASE

CVS Caremark Appoints Per Lofberg President of PBM Business

New President Brings Experience, History of Innovation

WOONSOCKET, R.I., December 21, 2009—CVS Caremark (NYSE: CVS) today announced the appointment of Per G.H. Lofberg as president of its pharmacy benefit management business (PBM), effective January 4, 2010.

Lofberg has more than 30 years experience in health care and the PBM industry including the role of Chairman for Merck-Medco Managed Care LLC, which later became Medco Health Solutions. He currently serves as President and CEO of Generation Health Inc., a strategic partner with CVS Caremark focused on expanding pharmacogenomic clinical and testing services for customers.

“Per is widely respected in the PBM and health care industry. He brings a wealth of experience in working with key clients to understand the needs of the marketplace and produce meaningful results.  His expertise, along with his demonstrated ability to execute growth strategies, makes him the perfect person to guide our PBM in the evolving health care environment,” noted Tom Ryan, Chairman, President and CEO of CVS Caremark.

Prior to launching Generation Health, Lofberg was Co-Founder and CEO of Merck Capital Ventures, a venture capital company primarily funded by Merck to invest in emerging health care technologies. Lofberg also spent 15 years with Boston Consulting Group (BCG) in Boston, New York and Munich, West Germany. He was partner-in-charge of BCG’s New York Office and headed the company’s worldwide health care practice.

Lofberg said he is looking forward to the opportunities and challenges of running one of the nation’s largest PBMs. “CVS Caremark’s corporate resources and its leadership position as the country’s largest provider of pharmacy services offers a tremendous platform for innovation and growth in our complex and challenging health care system,” he said.

Lofberg has an M.S. from the Graduate School of Industrial Administration at Carnegie Mellon in Pittsburgh and an undergraduate degree from the Stockholm School of Economics in Sweden.

About CVS Caremark

CVS Caremark is the largest provider of prescriptions in the nation. The Company fills or manages more than 1 billion prescriptions annually. Through its unmatched breadth of service offerings, CVS Caremark is transforming the delivery of health care services in the U.S. The Company is uniquely positioned to effectively manage costs and improve health care outcomes through its more than 7,000 CVS/pharmacy and Longs Drugs stores; its Caremark Pharmacy Services division (pharmacy benefit management, mail order and specialty pharmacy); its retail-based health clinic subsidiary, MinuteClinic; and its online pharmacy, CVS.com. General information about CVS Caremark is available through the Investor Relations section of the Company’s Web site, at www.cvscaremark.com/investors, as well as through the press room section of the Company’s Web site, at www.cvscaremark.com/newsroom.